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                                                                      EXHIBIT 3

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            SPRINGS INDUSTRIES, INC.

                 The following Articles of Incorporation are the restated Articles of Incorporation as of April 18, 1994, and supersede and take the place of the existing Articles of Incorporation of Springs Industries, Inc. and all amendments thereto.

         1.      NAME.  The name of the corporation shall be Springs
                 Industries, Inc.

         2. GENERAL NATURE OF BUSINESS. The general nature of the business of the corporation is to manufacture and sell textile products and other fabrics of all kinds made from cotton and other natural fibers and synthetic materials. In addition, the corporation shall be authorized to engage in business for the following objects and purposes:

                 (a) to manufacture, buy, sell, import, export, lease, or otherwise acquire, hold, manage, convey, mortgage, or otherwise dispose of and deal and trade in, either as principal, broker, or agent of others, cloths and fabrics of all kinds and all articles made from cotton, wool, silk, or synthetic materials, or any other kind of fabric or materials or substances and their products and waste and by-products; to manufacture, purchase, or otherwise acquire, construct, repair, operate and maintain, trade and deal in any and all kinds of machinery, and any and all kinds of mechanical apparatus, and any and all kinds of fixtures and supplies; and to engage in the business of spinning, weaving, bleaching, dyeing, printing, finishing, processing, manufacturing, buying, selling, and otherwise dealing in any and all kinds of fabrics and textile goods;

                 (b) to undertake and carry on any lawful business anywhere and generally to institute, enter into, carry on, assist, promote, and participate in commercial, mercantile, engineering, construction, industrial or financial enterprises, and other businesses, works, contracts, syndicates, underwritings, and other financial operations, to deal in real estate, and to act as brokers and financial agents of any individual, firm, corporation, or association; and to aid in any manner any corporation, association, or enterprise whose bonds or stock or other obligations are held by this corporation or in which this corporation is any way interested; and to merge or consolidate with any corporation in such manner as may be permitted by law; and

                 (c) to do all and everything necessary, suitable, convenient, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or incidental to the powers herein named or which shall at any time appear for the benefit or protection of the corporation, to the same extent and as fully as natural persons might or could do, with all the powers now or hereinafter conferred by the laws of the State of South Carolina upon corporations incorporated under the laws thereof.

                 The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation.

         3. PERIOD OF DURATION. The period of duration of the corporation shall be perpetual.

         4. DIRECTORS. The number of directors may be increased or decreased by an amendment to the by-laws duly adopted by the shareholders or by action of the Board of Directors pursuant to authorization in the by-laws duly adopted by the shareholders.

         5. MINIMUM CAPITAL REQUIREMENTS. Before beginning business the corporation received more than one thousand dollars in cash as consideration for the issuance of its shares.


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         6.      CAPITALIZATION.  The corporation shall be authorized to issue
40,000,000 shares of Common Stock, par value $.25 Per share (the "Common Stock"). Effective April 30, 1987, each issued share of common stock, of the par value of $.50 Per share, of the corporation, including any shares of common stock held in treasury by the corporation, shall be converted into two shares of Common Stock. The corporation shall also be authorized to issue 40,000,000 shares of Class A Common Stock, par value $.25 Per share (the "Class A Common Stock"), and 20,000,000 shares of Class B Common Stock, par value $.25 Per share (the "Class B Common Stock"), upon the declaration of the Effective Date (as hereinafter defined) by the Board of Directors of the corporation as provided in paragraph (c) of this Article 6. The corporation shall also be authorized to issue 1,000,000 shares of voting preferred stock of the par value of $1.00 Per share with an aggregate involuntary liquidation value of not in excess of $50,000,000.

                 The relative rights, preferences, and limitations of the shares of each class of stock are as follows:

                 (a) IN GENERAL. No holders of shares of stock of the corporation of any class or series shall be entitled, as a matter of right, to any pre-emptive rights to subscribe for, or purchase, any shares of stock of any class or series, whether now or hereafter authorized, or any bonds, debentures or other securities of the corporation.

                 In any election of directors of the corporation, including the election of the additional two directors hereinafter provided to be elected by the holders of the voting preferred stock voting as a class under certain circumstances, each shareholder entitled to vote in such election shall be entitled to cumulate his votes either

                 (i) by giving to one candidate as many votes as shall equal the number of directors who are to be elected and for those whose election he has a right to vote multiplied by the number of shares owned by such holder, or

                 (ii) by distributing the total number of his votes, computed as set out above, among any number of candidates.

               (1)(b) COMMON STOCK. Unless and until the Effective Date is declared by the Board of Directors as provided in paragraph (c) below, (1) all shares of Common Stock are of one and the same class and when issued shall have equal rights of participation in dividends and assets of the corporation and shall be non-assessable and (2) the holders of Common Stock shall be entitled to one vote for each of the shares of such stock held by them of record at any meeting of shareholders, except that there shall be cumulative voting rights in the election of directors.

               (1)(c) DECLARATION OF EFFECTIVE DATE AND REDESIGNATION OF COMMON STOCK AS CLASS A COMMON STOCK. At any time prior to April 1, 1990, the Board of Directors of the corporation, in its discretion and after its determination that the issuance of Class A Common Stock and Class B Common Stock would be in compliance with applicable federal securities laws and the rules and regulations of the Securities and Exchange Commission, and that an active trading market would exist for the Class A Common Stock, may declare the Effective Date (the "Effective Date"). As of the Effective Date, each issued share of Common Stock, including any shares of Common Stock held in treasury by the corporation, automatically shall be redesignated as, and become one share of, Class A Common Stock.

               (1)(d) EXCHANGE OF CLASS A COMMON STOCK FOR CLASS B COMMON STOCK. During the ninety (90) calendar days following the declaration of the Effective Date by the Board of Directors (the "Exchange Period"), each share of Class A Common Stock may be exchanged for one share of

- - --------------------------------------------------------------------------------
(1)     (Note: The Effective Date was declared June 28, 1988, and the Exchange
Period ended September 26, 1988.)


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Class B Common Stock.  The Board of Directors may authorize by resolution the manner in which shareholders may exchange shares of Class A Common Stock for Class B Common Stock during the Exchange Period. In connection with a declaration of the Effective Date, the corporation shall forward to each shareholder instructions for exchanging Class A Common Stock for shares of Class B Common Stock during the Exchange Period. Except for Class B Common Stock issued in exchange for Class A Common Stock during the Exchange Period, the Board of Directors may not issue shares of Class B Common Stock except in the form of a distribution or distributions pursuant to a stock dividend on or stock split of the shares of the Class B Common Stock and only to the then holders of outstanding shares of the Class B Common Stock in conjunction with, and at the same rate as, a stock dividend on or stock split of the shares of Class A Common Stock in such a manner as to retain the relative voting and dividend rights of each such class of common stock.

                 (e) VOTING RIGHTS AND POWERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

                 (i) With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent:

                          (A) the holders of outstanding shares of Class A Common Stock and Class B Common Stock shall, except as hereinafter provided, vote together without regard to class;

                          (B) every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote, in person or by proxy, for each share of Class A Common Stock held by him of record, with cumulative voting rights in the election of directors; and

                          (C) every holder of outstanding shares of Class B Common Stock shall be entitled to cast thereon four votes, in person or by proxy, for each share of Class B Common Stock held by him of record, except as provided in sub-paragraph
                 (e)(ii) of this Article 6, with cumulative voting rights in the election of directors.

                 (ii) For any matter upon which shareholders are entitled to vote, such percentage as may be required by applicable law or these Articles of Incorporation of the votes which may be cast by the holders of shares of Class A Common Stock and Class B Common Stock [and voting preferred stock to the extent required by sub-paragraph
         (m)(iii)] voting together without regard to class, must be cast in favor of such matter; provided, however, that:

                          (A) in the case of a Business Combination [as defined in paragraph (b) of Article 7] involving a person or an entity "controlling" or "under common control with" the corporation, a holder of the Class B Common Stock shall be entitled to cast only one vote for each share of Class B Common Stock held by him of record; and

                          (B) as to Class A Common Stock and Class B Common Stock, with respect to any proposed amendment to these Articles of Incorporation which would (1) increase or decrease the number of authorized shares of either Class A Common Stock or Class B Common Stock, (2) increase or decrease the par value of the shares of Class A Common Stock or Class B Common Stock, (3) adversely alter or change the powers, preferences, relative voting power or special rights of the shares of Class A Common Stock or Class B Common Stock, or (4) require class voting under the South Carolina Business Corporation Act, as in effect on the date of such vote, a majority of the votes entitled


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                 to be cast by the holders of the class so affected by the
                 proposed amendment, voting separately as a class, must also be cast in favor of such matter.

                          For purposes of sub-paragraph (e)(ii)(A) of this
                 Article 6, "controlling" or "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of the corporation.

                  (f) CONVERSION OF THE CLASS B COMMON STOCK. Each share of the Class B Common Stock may at any time be converted, at the election of the holder thereof, into one fully paid and non-assessable share of Class A Common Stock. Any holder of shares of Class B Common Stock may elect to convert any or all of such shares held by such holder at one time or at various times in the holder's discretion. This right shall be exercised by the surrender of the certificate representing each share of Class B Common Stock to be converted to the corporation at its principal executive offices or at such other location as the corporation shall designate, accompanied by a written notice of the election by the holder thereof to convert and (if required by the corporation) by instruments of transfer, in form satisfactory to the corporation, duly executed by such holder or his duly authorized attorney. The issuance of a certificate or certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance; provided, however, that if any certificate or certificates is or are to be issued in a name other than that of the holder of record of the share or shares of the Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the corporation that any such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate or certificates representing shares of Class B Common Stock and the payment of any tax as hereinbefore provided, the corporation will deliver to the holder of the certificate or certificates, a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares of the Class B Common Stock, or if on such date the transfer books of the corporation shall be closed, then immediately prior to the close of business on the first day thereafter that said books shall be open, and all rights of such holder arising from ownership of shares of Class B Common Stock shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto.

                 No adjustments in respect of past cash dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if any shares of Class B Common Stock shall be converted subsequent to the record date for the payment of a cash or stock dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such shares at the close of business on such record date shall be entitled to receive the cash or stock dividend or other distribution payable to holders of Class A Common Stock.

                 The corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of outstanding shares of Class B Stock, such number of shares of Class A Common Stock as may be issuable upon conversion of all such outstanding shares of Class B Common Stock, provided the corporation may deliver shares of Class A Common Stock which have previously been exchanged for shares of Class B Common Stock.

                 (g) DURATION OF CLASS RIGHTS AND POWERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK. At any time when less than sixteen and sixty-six one-hundredth per cent (16.66%) Of the aggregate number of all outstanding shares of Class A Common Stock and Class B Common Stock


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is represented by outstanding shares of Class B Common Stock, any shares of the
Class B Common Stock which are then outstanding shall, without any action by the Board of Directors or the holder or holders thereof, automatically convert into, and become for all purposes, shares of Class A Common Stock, and the provisions of these articles of incorporation which provide for different voting or cash dividend rights for the Class A Common Stock and the Class B Common Stock shall not be of any effect. All shares of Class A Common Stock (including those shares resulting from the automatic conversion of Class B Common Stock referred to above) which are then outstanding shall have equal and general voting power in the election of directors and in all other matters upon which shareholders of the corporation are entitled to vote or give consent, subject to the provisions of paragraph (m) of this article 6, even if at such time there shall have been fixed by the Board of Directors a record date for voting at any meeting of shareholders. If any cash dividends shall have been declared at such time but not paid, holders of the automatically converted
Class B Common Stock shall be entitled to the same cash dividend per share as that payable to holders of Class A Common Stock and future cash dividends as and when declared, shall be payable at the same rate for all shares of Class A Common Stock which shall be the only class of Common Stock then outstanding.
The Board of Directors is hereby authorized to take such actions, consistent with the south carolina business corporation act, as it deems appropriate or advisable with respect to the replacement of certificates then outstanding, evidencing ownership of the automatically converted Class B Common Stock, or otherwise, in order to carry into effect the foregoing provisions.

                 (h) DIVIDENDS AND DISTRIBUTIONS ON CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

                 (i) Cash dividends. At any time shares of Class B Common Stock are outstanding, if any cash dividends are declared by the Board of Directors on Class B Common Stock, a cash dividend shall be declared on shares of Class A Common Stock. Cash dividends per share declared on Class A Common Stock shall equal at least one hundred and ten per cent (110%) of the cash dividends per share on Class B Common Stock.

                 (ii) Other Dividends and Distributions. Each share of Class A Common Stock and each share of Class B Common Stock shall be equal in respect of rights to dividends (other than cash dividends) and distributions, when and as declared, in the form of stock or other property of the corporation and in respect of distributions payable upon liquidation of the corporation, except that in case of dividends or other distributions payable in stock of the corporation, including distributions pursuant to stock splits or divisions, which occur after the date shares of Class B Common Stock are first issued by the corporation, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. At any time shares of Class B Common Stock are outstanding, neither the Class A Common Stock nor the Class B Common Stock shall be split, divided or combined, nor may stock dividends be distributed on either thereof, unless the Class A Common Stock and the Class B Common Stock are both split, divided or combined, or a stock dividend is distributed upon each such class of common stock, at a rate per share and in such manner as will maintain the same relative dividend rate and voting and other rights of each such class of common stock.

                 (i) ISSUANCE OF CLASS A COMMON STOCK. The Board of Directors of the corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock herein authorized in accordance with the terms and conditions set forth in these articles of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, and for such consideration, all as the Board OF Directors in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by law or as provided herein in respect of a merger.


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          (J)      RESTRICTIONS ON TRANSFER OF CLASS B COMMON STOCK.  Class B
Common Stock may be transferred only (i) to another Beneficial Owner [as defined in sub-paragraph (d)(iii) of Article 7] of Class B Common Stock or (ii) to any person at the death of the holder pursuant to a will or intestate succession (such transferees being hereinafter referred to as "Permitted Transferees"). Each certificate representing shares of Class B Common Stock shall bear prominently a legend stating that restrictions on transfer and the registration of transfer of the Class B Common Stock are provided in these Articles of Incorporation. As a condition of any transfer of Class B Common Stock, the corporation may require the record holder of the Class B Common Stock to establish to the satisfaction of the corporation, by filing with the corporation an appropriate certificate or affidavit, that any person to whom the shares are being transferred is a Permitted Transferee. Should any transferee or purported transferee of Class B Common Stock wish to contest any decision of the corporation as to whether the transferee or purported transferee is eligible to be registered as a transferee of Class B Common Stock, then the Board of Directors in its sole discretion shall make the final determination.

                 A holder of Class B Common Stock may pledge shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge as collateral security for indebtedness due to the pledgee, provided that the shares may not be transferred to, or registered in the name of, the pledgee unless the pledgee is a Permitted Transferee. Upon any foreclosure or similar action of the pledge, the pledged shares shall be automatically deemed to be converted into shares of Class A Common Stock whether or not certificates representing the shares are presented for transfer to the transfer agent, unless within five (5) business days after the foreclosure or similar action the pledged shares are returned to the pledging shareholder or transferred to a Permitted Transferee.

                 (k) FAILURE TO DECLARE AN EFFECTIVE DATE. If the Board of Directors does not declare the Effective Date prior to April 1, 1990, then the corporation shall not have the authority to issue shares of Class A Common Stock or Class B Common Stock, and the corporation shall be authorized only to issue 40,000,000 shares of Common Stock, par value $.25 per share, with the relative rights, preferences and limitations set forth in paragraphs (a) and
(b) of this Article 6, and 1,000,000 shares of voting preferred stock as provided in this Article 6.

                 (l) DIVIDENDS SUBJECT TO PAYMENT OF DIVIDENDS ON VOTING PREFERRED STOCK. In no event, so long as any of the voting preferred stock shall be outstanding, shall any dividends whatsoever, whether in cash, stock or otherwise, be paid or declared, nor shall any distribution be made on the Common Stock, or if the Effective Date is declared, Class A Common Stock, or Class B Common Stock, unless full dividends on all outstanding shares of voting preferred stock of all series for all past quarterly dividend periods and for the current quarter shall have been paid or declared and set apart for payment.

                 (m)      VOTING PREFERRED STOCK.

                 (i) The Board of Directors is hereby authorized to issue the voting preferred stock from time to time in one or more series, which voting preferred stock shall be preferred to the Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock and Class B Common Stock) as to dividends and distribution of assets of the corporation on dissolution and shall have such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. In such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is expressly authorized to fix the number of shares constituting such series and to fix the relative rights and preferences of the shares of the series so established to the full extent allowable by law except insofar as such rights and preferences are fixed herein. Such authorization in the Board of Directors shall expressly include the authority to fix and determine the relative rights and preferences of such shares in the following respects:


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                          (A)     the annual dividend rate on such shares and
                 the date from which dividends shall be accumulated;

                          (B) whether such shares may be redeemed and, if so, the redemption price, which may vary at different dates, and the terms and conditions of the redemption, including possible differences with respect to any purchase, retirement or sinking fund;

                          (C) the amount payable upon such shares in event of voluntary and involuntary liquidation, provided that the aggregate amount payable upon involuntary liquidation on all shares of voting preferred stock of all series may not exceed $50,000,000.00, plus any accumulated dividends;

                          (D)     purchase, retirement or sinking fund
                 provisions, if any, for the redemption or purchase of such shares; and

                          (E) the terms and conditions, if any, on which such shares may be convertible into, or exchangeable for, shares of Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock) or shares of any other series or class.

                 All shares of voting preferred stock shall be of equal rank and shall be identical, except in respect to the particulars that may be fixed by the Board of Directors as hereinabove provided in this sub-paragraph and which may vary among the series.

                 (ii) The holders of the voting preferred stock of each series, in preference to the holders of the Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock and Class B Common Stock), shall be entitled to receive, as and when declared by the Board of Directors, cumulative cash dividends at the rate for such series fixed in accordance with the resolution or resolutions of the Board of Directors establishing such series, payable quarterly on dates as may be fixed in such resolution or resolutions. No dividends shall be paid upon, or declared on, any share of voting preferred stock for any quarterly dividend period unless at the same time dividends for the same quarterly dividend period shall be paid upon, or declared on, all shares of voting preferred stock of all series then issued and outstanding ratably in proportion to the respective annual dividend rates fixed therefor as hereinabove provided. Cash dividends upon each series of voting preferred stock shall commence to accrue and shall be cumulative,

                          (A) if issued on or prior to the record date for the first dividend on shares of such series, then from the date fixed for the purpose by the Board of Directors in its resolutions establishing such series;

                          (B) if issued during the period commencing immediately after the record date for a dividend on shares of such series and ending at the close of the payment date for such dividend, then from such last mentioned dividend payment date; and

                          (C) otherwise from the dividend payment date next succeeding the date of issue of such shares.

                 (iii) The holders of voting preferred stock of all series shall be entitled to one vote for each of the shares of such stock held by them of record at any meeting of the shareholders, except that there shall be cumulative voting in the election of the directors.

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         The Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock and Class B Common Stock) and the voting preferred stock shall vote together as one class, except with respect to matters which are required by law or by the provisions of sub-paragraph (m)(viii) of this Article 6 to be voted upon separately and except that while the holders of the voting preferred stock, voting as a class, are entitled to elect an additional two directors as hereinafter provided, they shall not be entitled to participate with the holders of the Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock and Class B Common Stock) in the election of any other directors.

                  (iv) If and whenever six (6) quarterly dividends on the shares of the voting preferred stock, whether or not consecutive, shall be unpaid, in whole or in part, then the number of directors of the corporation shall be increased by two (2), and the voting preferred stock, voting separately as a class, shall be entitled to elect such additional two members of the Board of Directors at any annual meeting or at a special meeting of shareholders called as hereinafter provided. Such additional voting power shall continue to vest in the voting preferred stock until all arrears in payment of quarterly dividends thereon shall have been paid and the dividends thereon for the current quarter shall have been declared and funds sufficient therefor set aside, and when so paid or provided for, the voting preferred stock shall be divested of such additional voting power, but subject always to the same provisions for the vesting of such additional voting power in the voting preferred stock in case of any similar future dividend default or defaults.

                 (v) At any time when such additional voting power shall be so vested in the voting preferred stock, the Secretary of the corporation may, and upon the written request of the holders of record of ten per cent (10%) or more in amount of the voting preferred stock then outstanding addressed to him at the principal office of the corporation shall, call a special meeting of the holders of the voting preferred stock for the purpose of electing such additional two directors; provided, however, that the Secretary shall not be required to call such special meeting if such request is received less than ninety (90) days before the date fixed for the annual meeting of shareholders. Any such special meeting shall be held at the earliest practicable date after receipt of such request.

                 (vi) At any annual meeting at which the voting preferred stock shall be entitled to elect such additional two directors or at any special meeting called as provided above for such purpose, the holders of the majority in amount of the then outstanding voting preferred stock shall be sufficient to constitute a quorum, whether present in person or by proxy. Voting by the holders of the voting preferred stock shall be cumulative as provided in paragraph
         (a) of this Article 6, and the two candidates who receive the greatest number of votes cast by the holders of the voting preferred stock at the meeting shall be elected as such additional directors even though not receiving a majority of the votes cast. The directors so elected shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify; provided, however, that, if the holders of the voting preferred stock shall be divested of their additional voting power as above provided, then the persons elected as directors by the holders of the voting preferred stock voting as a class shall continue in office as directors until the next annual meeting of the shareholders at which time the terms of office of such persons shall terminate and the number of the Board of Directors shall be reduced accordingly.

                 (vii) If, at any time while the holders of the voting preferred stock shall be entitled to elect such additional two directors as above provided, the number of directors who have been elected by the holders of the voting preferred stock voting as a class shall, by reason of resignation, death or removal, be reduced to less than two, such vacancy shall be filled by the remaining director elected by the holders of the voting preferred stock then in office, if any, or if no such director is then in office, of if such vacancy is not filled by such director within forty (40) days after the creation of such vacancy, the Secretary of the corporation shall call a special meeting of the holders of the voting preferred stock to fill such vacancy or vacancies. Any director elected by the holders of the voting preferred stock or elected to fill any vacancy by the remaining director then in office may be removed from office by the holders of the voting preferred stock at an annual meeting or at a special meeting called for such purpose. A special meeting of the holders of the voting preferred stock may be called by the Board of Directors and shall be called by the Secretary of the corporation upon the written request of the holders of record of ten per cent (10%) or more in amount of the voting preferred stock then outstanding addressed to him at the principal office of the corporation for the purpose of removing such director; provided, however, that the Secretary shall not be required to call such special meeting if such request is received less than ninety (90) days before the date fixed for the annual meeting of shareholders. Such special meetings of the holders of the voting preferred stock for the purpose of removing such a director shall be held within forty (40) days after the receipt of such request. At any special meeting of the holders of the voting preferred stock to fill such vacancy or vacancies or to remove a director elected by the remaining director to fill such a vacancy, the provisions above provided as to the quorum and vote required for the holders of the voting preferred stock to elect directors shall apply.

                 (viii) So long as any shares of voting preferred stock are outstanding, without the affirmative vote of the holders of at least two-thirds of the voting preferred stock at the time outstanding voting as a class, given in person or by proxy at any meeting called for the purpose, the corporation shall not, by an amendment to the Articles of Incorporation or the by-laws, effect any one or more of the following:

                          (A) increase or decrease the aggregate number of authorized shares of the voting preferred stock; or

                          (B) increase or decrease the par value of the shares of voting preferred stock; or

                          (C) effect an exchange, or create a right of exchange, of all or any part of the shares of the Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock or Class B Common Stock) or of another class ranking as to payment of dividends and distributions of assets junior to the voting preferred stock into shares of the voting preferred stock; or

                          (D) change the shares of the voting preferred stock into the same or a different number of shares of Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock or Class B Common Stock) or of another class of stock except pursuant to such terms and conditions with respect to the conversion or exchange of the shares of voting preferred stock as may have been fixed by the Board of Directors pursuant to the authorization hereinabove granted; or

                          (E) authorize any class of stock ranking either as to payment of dividends or distribution of assets prior to the voting preferred stock; or

                          (F) change in any material way the voting powers, rights or preferences of the voting preferred stock to the prejudice of the holders thereof; provided, however, that if any proposed action would change in any material way the voting powers, rights or preferences of one or more but not all series of the voting preferred stock at the time outstanding, or would unequally so change such powers, rights or preferences of two or more series of such class, in each case to the prejudice of the holders of shares of such series, then the affirmative vote of the holders of at least two-thirds of the shares of each such series so changed shall be required in addition to the affirmative vote of the holders of two-thirds of the voting preferred stock at the time outstanding voting as a class; provided, further, however, that none of the following actions shall be deemed to change in any material way the voting powers, rights or preferences of the voting preferred stock, or any series thereof, to the prejudice of the holders thereof:

                                  (1)      the creation or authorization of a
                          new class of stock ranking as to the payment of dividends and the distribution of assets junior to the voting preferred stock; or

                                  (2) an increase in the authorized amount of the Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock or Class B Common Stock) or of any class of stock ranking junior to the voting preferred stock; or

                                  (3)      an increase in the number of
                          directors of the corporation; or

                                  (4)      the fixing of the relative rights
                          and preferences of the shares of other series by the Board of Directors pursuant to the authorization hereinabove granted.

         7. MINIMUM PRICE AND PROCEDURAL REQUIREMENTS IN CONNECTION WITH CERTAIN BUSINESS TRANSACTIONS. The following provisions concerning certain actions and transactions are established:

                 (a) In addition to any affirmative vote required by law or any other provision of these articles of incorporation, and except as otherwise expressly provided in paragraph (c) of this article 7:

                 (i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined) or (B) any person (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Shareholder; or

                 (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of related transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) as of the Announcement Date (as hereinafter defined) in an amount which is more than five per cent (5%) of the total value of the assets of the corporation and its consolidated subsidiaries as reflected on the most recent Balance Sheet (as hereinafter defined) of the corporation; or

                 (iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or in a series of related transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value as of the Announcement Date in an amount which is more than five per cent (5%) of the total value of the assets of the corporation and its consolidated subsidiaries as reflected on the most recent Balance Sheet of the corporation; or

                 (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

                 (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any Subsidiary, or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least seventy-five per cent (75%) of the voting power of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                 (b) The term "Business Combination" means any transaction described in sub-paragraphs (a)(i) through (v) of this Article 7.

                 (c) The provisions of paragraph (a) of this Article 7 shall not be applicable to a Business Combination, and the Business Combination shall require only the affirmative vote required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following sub-paragraphs (c)(i) or (ii) are met:

                 (i) the Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); or

                 (ii)     all of the following conditions shall have been met:

                          (A) the amount of cash to be received per share by holders of Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock and Class B Common Stock) in the Business Combination is at least equal to the highest of the following:

                                  (1)      (if applicable) the highest Fair
                          Market Value of the consideration per share
                          (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder in question for any shares of Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock or Class B Common Stock) acquired by it within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date"); or

                                  (2)      the Fair Market Value per share of
                          Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock or Class B Common Stock) on the Announcement Date.

                          (B) the amount of cash to be received per share by holders of any other class of outstanding Voting Stock is at least equal to the highest of the following:

                                  (1)      (if applicable) the highest Fair
                          Market Value of the consideration per share
                          (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder in question for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date; or

                                  (2)      (if applicable) the highest
                          preferential amount per share to which the holders of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation or dissolution of the corporation; or

                                  (3)      the Fair Market Value per share of
                          such class of Voting Stock on the Announcement Date.

                          (C) the consideration to be received by holders of each class of outstanding Voting Stock must be paid in cash. The price determined in accordance with sub-paragraphs
                 (c)(ii)(A) through (B) of this Article 7 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                          (D) after the Interested Shareholder in question has become an Interested Shareholder and prior to the consummation of such Business Combination:

                                  (1)      except as approved by a majority of
                          the Continuing Directors, there shall have been no failure to declare and pay, in whole or in part, at the regular date therefor any dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock and Class B Common Stock) as to dividends or upon liquidation;

                                  (2)      there shall have been (x) no
                          reduction in the annual rate of dividends paid on Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock or Class B Common Stock) [except as necessary to reflect any subdivision of the Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock and Class B Common Stock)], except as approved by a majority of the Continuing Directors, and (y) no increase in such annual rate of dividends [except as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock (or if applicable, as a result of the declaration of the Effective Date, Class A Common Stock or Class B Common Stock)], except as approved by a majority of the Continuing Directors; and

                                  (3)      such Interested Shareholder shall
                          not have become the beneficial owner of any additional shares of Voting Stock subsequent to the transaction in which it became an Interested Shareholder.

                          (E) after the Interested Shareholder in question has become an Interested Shareholder, it shall not have received the benefit, directly or indirectly (except proportionately with all other shareholders of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                          (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 (the "Act") and the rules and regulations thereunder (or any subsequent provisions replacing the Act and the rules and regulations thereunder) shall be mailed to the shareholders of the corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Act or subsequent provisions).

                 (d)      For purposes of this Article 7:

                 (i) a "person" means any individual, proprietorship, partnership, corporation or other entity, or any group of two or more of the foregoing acting together.

                 (ii) "Interested Shareholder" means any person (other than the corporation or any Subsidiary) who or which:

                          (A)     is the beneficial owner, directly or
                 indirectly, of shares of Voting Stock having ten per cent (10%) or more of the voting power of the outstanding Voting Stock; or

                          (B) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares of Voting Stock having ten per cent (10%) or more of the voting power of the then outstanding Voting Stock; or

                          (C) is an assignee of, or has otherwise succeeded to, any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 and the rules and regulations thereunder.

                 (iii)    A person is a "beneficial owner" of any Voting Stock:

                          (A) that such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

                          (B) that such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the occurrence of an event, or both), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

                          (C) that is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                 (iv) For the purpose of determining whether a person is an Interested Shareholder pursuant to sub- paragraph (d)(ii) of this
         Article 7, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of sub-paragraph (d)(iii) of this Article 7, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                 (v) "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act as in effect on March 1, 1987.

                 (vi) "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the corporation, provided that for the purposes of the definition of Interested Shareholder set forth in sub-paragraph
         (d)(ii) of this Article 7, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the corporation.

                 (vii)    "Continuing Director" means:

                          (A) any member of the Board of Directors who was a member of the Board on March 1, 1987,

                          (B) any member of the Board of Directors who is unaffiliated with the Interested Shareholder in question and who was a member of the Board prior to the time that such Interested Shareholder became an Interested Shareholder, and

                          (C) any member of the Board of Directors who was nominated or elected by a majority of Continuing Directors then on the Board of Directors.

                 (viii)   "Fair Market Value" means:

                          (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

                 (ix) "Equity Security" has the meaning ascribed to such term in Section 3(a)(11) of the Act, as in effect on March 1, 1987.

                 (x) "Balance Sheet" as of any particular time means the most recent publicly available consolidated balance sheet of the corporation and its consolidated subsidiaries audited by the corporation's independent public accountants.

                 (e) A majority of the entire Board of Directors shall have the power and duty to determine for purposes of this Article 7, on the basis of information known to the directors after reasonable inquiry,

                 (i)      whether a person is an Interested Shareholder,

                 (ii) the number of shares of Voting Stock beneficially owned by any person,

                 (iii) whether a person is an Affiliate or Associate of another, and

                 (iv) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value as of the Announcement Date in an amount which is more than five per cent (5%) of the total value of the assets of the corporation and its consolidated subsidiaries as reflected on the most recent Balance Sheet of the corporation. A majority of the entire Board of Directors shall have the further power to interpret all of the terms and provisions of this Article 7.

                 (f) Notwithstanding any other provision of these Articles of Incorporation or the by-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the corporation), the affirmative vote of the holders of at least seventy-five per cent (75%) of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article 7.

         8. LIMITATION ON PERSONAL LIABILITY OF DIRECTORS. No director of the corporation shall have personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless and to the extent that such elimination or limitation of personal liability is prohibited by the laws of the State of South Carolina.

         9. AMENDMENT. The corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers herein conferred on shareholders, directors and officers are subject to this reserved power.


                                 Page 28 of 28